Exhibit 99.1

Rent the Runway, Inc. Announces Fourth Quarter and Full Year 2024 Results

Cash and Cash Equivalents Declined $6.6 million in Fiscal Year 2024 Versus a Decline of $70.5 million in Fiscal Year 2023, Resulting in Record Low Cash Consumption in Fiscal Year 2024.

Announces Largest Inventory Acquisition in Company History; Rollout Planned in FY 2025

Expects a Return to Subscriber Growth in FY 2025

New York (April 15, 2025) - Rent the Runway, Inc. (“Rent the Runway” or "RTR") (NASDAQ: RENT), the company transforming the way women get dressed by pioneering the world’s first Closet in the Cloud, today reported financial results for the fiscal quarter and fiscal year 2024 ended January 31, 2025.

RTR has proven its ability to operate a nearly break-even business. Notably, we’ve significantly improved our cash position from a decline of $70.5 million in fiscal year 2023 to a decline of only $6.6 million at the end of fiscal year 2024, resulting in record low cash consumption. This improvement is the direct result of a multi-year corporate strategy transformation, which includes a rejuvenated and customer-obsessed team, a commitment to improving customer loyalty and retention, and instilling greater cost discipline.

At fiscal year 2024 end, we believe that RTR is operating from a stronger foundation as we shift our focus to the future with a disciplined growth strategy.

"After several years of increased financial discipline, we believe that RTR is now operating on steadier financial footing. We’ve significantly reduced our cash burn, which is a key proof point that we can operate a more sustainable business,” said Jennifer Hyman, Co-Founder, President, and CEO of Rent the Runway. “As we look ahead, our priority is to grow new customers and strengthen customer loyalty by reinvesting in our inventory. We are entering 2025 with strong conviction that we will see business momentum as we continue to execute on our multi-year transformation plan."

Recent Business Highlights

•Returned to our customer-obsessed roots. Refocused our team on the customer. We launched our “We Heard You” customer campaign to showcase that we have listened to our customer and are laser-focused on what matters to her most, including by investing more in the inventory she desires.
•Announced the largest inventory acquisition in company history. Expecting to approximately double the new inventory coming onto the platform in fiscal year 2025. This is anticipated to include a 3-4x increase in units on average from key brands most desired by customers.

•Expanded our cost-efficient models to acquire inventory, including the Share by RTR revenue share program and Exclusive Designs collections. Total units from the Share by RTR program are expected to increase to approximately 62% of total units in fiscal year 2025, a 2.5x increase versus fiscal year 2024. We believe that this expansion highlights RTR’s ability to serve as a marketing channel for brands.
•Rapidly improving the customer experience through a steady drumbeat of product innovations. In response to direct customer feedback and designed to improve retention, we have launched and are expecting to launch:
◦60-day customer promise, giving new members risk-free renting for their first two months, meaning we will replace any item that does not fit or feel right for free.
◦Back-in-stock notifications for customer-hearted items, which sends customers a notification when a favorite item becomes available. We plan to further expand in-stock notifications for specific styles and sizes in the near future, which is our #1 most requested new feature.
◦Enhancements to our personalized new customer onboarding experience, where members of our customer service team call new members personally to review the details of how RTR works, and answer any questions.
◦Stylist in product, which connects customers to a stylist over text or Zoom to help guide her selection of styles.

"We drove significantly reduced cash burn and increased revenue as the company focused on cost discipline in Fiscal Year 2024,” said Sid Thacker, Chief Financial Officer, Rent the Runway. “We continue to have conviction that through capital-light avenues to acquire new inventory, we can drive customer loyalty in a cost-efficient manner. We believe the bold steps and investments we are making in fiscal year 2025 will ignite subscriber growth this year and beyond."

Fourth Quarter 2024 Key Metrics and Financial Highlights

•Revenue was $76.4 million, a 0.8% increase year-over-year from $75.8 million in the fourth quarter of fiscal year 2023.
•119,778 ending Active Subscribers, representing a change of (5)% from 125,954 at the end of the fiscal year 2023.
•126,148 Average Active Subscribers, representing a change of (2)% from 128,840 at the end of the fourth quarter of fiscal year 2023.
•164,004 ending Total Subscribers, representing a change of (5)% from 173,247 at the end of the fiscal year 2023.
•Gross Profit was $28.8 million, representing a change of (3.7)% from $29.9 million in the fourth quarter of fiscal year 2023. Gross Margin was 37.7%, as compared to 39.4% in the fourth quarter of fiscal year 2023.
•Net Loss was $(13.4) million, as compared to $(24.8) million in the fourth quarter of fiscal year 2023. Net Loss as a percentage of revenue was (17.5)%, as compared to (32.7)% in the fourth quarter of fiscal year 2023.
•Adjusted EBITDA1 was $17.4 million, as compared to $11.2 million in the fourth quarter of fiscal year 2023. Adjusted EBITDA Margin1 was 22.8%, as compared to 14.8% in the fourth quarter of fiscal year 2023.
1 Represents a non-GAAP financial measure. A full reconciliation of the Adjusted EBITDA and Adjusted EBITDA Margin is shown in the Non-GAAP Financial Measures section of this release

Fiscal Year 2024 Key Metrics and Financial Highlights

•Improved customer retention by 8% in fiscal year 2024 versus fiscal year 2023, which we believe was driven by our increased inventory depths.
•Revenue was $306.2 million, a 2.7% increase year-over-year from $298.2 million in fiscal year 2023.
•132,574 Average Active Subscribers representing a change of (2)% year-over-year from 135,211 at the end of fiscal year 2023.
•Gross Profit was $115.9 million, representing a change of (3)% year-over-year from $119.7 million in fiscal year 2023. Gross Margin was 37.9%, as compared to 40.1% in fiscal year 2023.
•Net Loss was $(69.9) million, as compared to $(113.2) million in fiscal year 2023. Net Loss as a percentage of revenue was (22.8)%, as compared to (38.0)% in fiscal year 2023.
•Adjusted EBITDA1 was $46.9 million, as compared to $26.9 million in fiscal year 2023. Adjusted EBITDA Margin1 was 15.3%, as compared to 9.0% in fiscal year 2023.
•Net cash provided by (used in) operating activities was $12.9 million for fiscal year 2024, as compared to $(15.7) million for fiscal year 2023.
•Net cash provided by (used in) operating activities as a percentage of revenue was 4.2% for fiscal year 2024, as compared to (5.3)% for fiscal year 2023.
•Net cash used in investing activities was $(20.1) million for fiscal year 2024, as compared to $(54.6) million for fiscal year 2023.
•Net cash used in investing activities as a percentage of revenue was (6.6)% for fiscal year 2024, as compared to (18.3)% for fiscal year 2023.
•As of January 31, 2025, cash and cash equivalents was $77.4 million.

Outlook

For fiscal year 2025, Rent the Runway expects:
•Double-digit growth in ending Active Subscribers versus fiscal year 2024
•Free Cash Flow of between $(30) million and $(40) million2

For the fiscal first quarter of 2025, Rent the Runway expects:
•Revenue of between $68 million and $70 million
•Adjusted EBITDA3 of between (5)% and (7)% of Revenue

There are unknowns around the economy and tariffs as well as timing of potential customer retention improvements that can further affect actual results for fiscal year 2025 versus expectations.

Please see our fourth quarter 2024 earnings presentation at https://investors.renttherunway.com/ under the “Presentations” section for supplemental guidance.
2 Represents a non-GAAP financial measure. As more fully described in the Non-GAAP Financial Measures section of this release, a reconciliation of Free Cash Flow for fiscal year 2025 is not available without unreasonable efforts.
3 Represents a non-GAAP financial measure. As more fully described in the Non-GAAP Financial Measures section of this release, a reconciliation of Adjusted EBITDA as a percentage of Revenue for fiscal year 2025 is not available without unreasonable efforts.

Earnings Presentation, Conference Call and Webcast

The fourth quarter and fiscal year 2024 Earnings Presentation is now accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Presentations” section.
Rent the Runway will host a conference call and webcast to discuss its fourth quarter and fiscal year 2024 financial results and provide a business update today, April 15, 2025, at 8:30 am ET.

The financial results and live webcast will be accessible through the Investor Relations section of Rent the Runway’s website at https://investors.renttherunway.com/ under the “Events” section. To access the call through a conference line, dial 1-877-407-3982 (in the U.S.) or 1-201-493-6780 (international callers).

A replay of the conference call will be posted shortly after the call and will be available for at least fourteen days. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13752693.

About Rent the Runway, Inc.

Founded in 2009, Rent the Runway is disrupting the trillion-dollar fashion industry and changing the way women get dressed through the Closet in the Cloud. RTR’s mission has remained the same since its founding: powering women to feel their best every day. Through RTR, customers can subscribe, rent items a-la-carte and shop resale from hundreds of designer brands. The Closet in the Cloud offers a wide assortment of millions of items for every occasion, from evening wear and accessories to ready-to-wear, workwear, denim, casual, maternity, outerwear, blouses, knitwear, loungewear, jewelry, handbags, activewear and ski wear. RTR has built a two-sided discovery engine, which connects deeply engaged customers and differentiated brand partners on a powerful platform built around its brand, data, logistics and technology. Under CEO and Co-Founder Jennifer Hyman’s leadership, RTR has been named to CNBC’s “Disruptor 50” five times in ten years, and has been placed on Fast Company’s Most Innovative Companies list four times, while Hyman herself has been named to the “TIME 100: Most Influential People in the World" and as one of People Magazine’s “Women Changing the World."

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, guidance and underlying assumptions for the first fiscal quarter of 2025 and the fiscal year 2025, and statements regarding the impact of our multi-year transformational plan, our ability to ignite subscriber growth and drive customer loyalty in a cost-efficient manner, and our planned increases in inventory. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to drive future growth or manage our growth effectively; the highly competitive and rapidly changing nature of the global fashion industry; risks related to the macroeconomic environment; changes in global trade policies, tariffs, and other measures that could restrict international trade; our ability to cost-effectively grow our customer base; any failure to attract or retain customers; our ability to accurately forecast customer demand, acquire and manage our offerings effectively and plan for future expenses; risks arising from the restructuring of our operations; our reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; risks related to shipping, logistics and our supply chain; our ability to remediate our material weaknesses in our internal control over financial reporting; laws and regulations applicable to our business; our reliance on the experience and expertise of our senior management and other key personnel; our ability to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with our brand and manufacturing partners; our reliance on third parties to provide payment processing infrastructure underlying our business; our dependence on online sources to attract consumers and promote our business which may be affected by third-party interference or cause our customer acquisition costs to rise; failure by us, our brand partners, or third party manufacturers to comply with our vendor code of conduct or other laws; risks related to the Company's debt, including the Company's ability to comply with covenants in the Company's credit facility; risks related to our Class A capital stock and ownership structure; and risks related to future pandemics or public health crises.

Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company’s expectations is included in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2024, as will be updated in our Annual Report on Form 10-K for the year ended January 31, 2025. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Key Business and Financial Metrics

Active Subscribers is defined as the number of subscribers with an active membership as of the last day of any given period and excludes paused subscribers.

Average Active Subscribers is defined as the mean of the beginning of quarter and end of quarter Active Subscribers for a quarterly period; and for other periods, represents the mean of the Average Active Subscribers of every quarter within that period.

Gross Profit is defined as total revenue less costs related to activities to fulfill customer orders and rental product acquisition costs, presented as fulfillment and rental product depreciation and revenue share, respectively, on the consolidated statement of operations. We depreciate owned apparel assets over three years and owned accessory assets over two years, net of 20% and 30% salvage values, respectively, and recognize the depreciation on a straight-line basis and remaining cost of items when sold or retired on our consolidated statement of operations. Rental product depreciation expense is time-based and reflects all rental product items we own. We use Gross Profit and Gross Profit as a percentage of revenue, or Gross Margin, to measure the continued efficiency of our business after the cost of our products and fulfillment costs are included.

Non-GAAP Financial Measures

This press release and the accompanying tables contain the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, and free cash flow margin. In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA and Adjusted EBITDA margin are useful in evaluating our performance and free cash flow and free cash flow margin are useful in evaluating our performance and liquidity. Adjusted EBITDA is a key performance measure used by management to assess our operating performance and the operating leverage of our business prior to capital expenditures. These non-GAAP financial metrics are not meant to be considered as indicators of our financial performance in isolation from or as a substitute for our financial information prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. There are limitations to the use of the non-GAAP financial metrics presented in this press release. For example, our non-GAAP financial metrics may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial metrics differently than we do, limiting the usefulness of those measures for comparative purposes.

We define Adjusted EBITDA as net loss, adjusted to exclude interest expense, rental product depreciation, other depreciation and amortization, share-based compensation expense, write-off of liquidated assets, non-recurring adjustments, non-ordinary course legal fees, restructuring charges, income tax (benefit) expense, other income and expense, and other gains / losses. Adjusted EBITDA margin is defined as Adjusted EBITDA calculated as a percentage of total revenue, net for a period.

We define free cash flow as net cash used in operating activities and net cash used in investing activities on a combined basis. Free cash flow margin is defined as free cash flow as a percentage of revenue.

The reconciliation of presented non-GAAP financial metrics to the most directly comparable GAAP financial measure is presented below. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial metrics for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs and non-recurring items. Reconciliation of free cash flow and Adjusted EBITDA expectations for fiscal year 2025 and Q1 2025, respectively, to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, share-based compensation expense, and non-recurring expenses, which can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.

Investor Contact
Investor Relations
investors@renttherunway.com

Media Contact
Press
press@renttherunway.com

Rent the Runway, Inc.
Consolidated Balance Sheets
(in millions)

	January 31,	January 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$77.4	$84.0
Restricted cash, current	4.7	5.2
Prepaid expenses and other current assets	11.8	13.0
Total current assets	93.9	102.2
Restricted cash	4.4	4.8
Rental product, net	73.3	94.0
Fixed assets, net	28.3	35.7
Intangible assets, net	2.4	3.4
Operating lease right-of-use assets	32.1	33.9
Other assets	5.6	4.5
Total assets	$240.0	$278.5
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$6.2	$5.8
Accrued expenses and other current liabilities	20.3	21.7
Deferred revenue	10.2	10.9
Customer credit liabilities	6.0	6.3
Operating lease liabilities	4.7	3.4
Total current liabilities	47.4	48.1
Long-term debt, net	333.7	306.7
Operating lease liabilities	41.0	45.3
Other liabilities	0.4	0.7
Total liabilities	422.5	400.8

Stockholders’ equity (deficit)
Class A common stock	—	—
Class B common stock	—	—
Preferred stock	—	—
Additional paid-in capital	940.5	930.8
Accumulated deficit	(1,123.0)	(1,053.1)
Total stockholders’ equity (deficit)	(182.5)	(122.3)
Total liabilities and stockholders’ equity (deficit)	$240.0	$278.5

Rent the Runway, Inc.
Consolidated Statements of Operations
(in millions, except share and per share amounts)

	Three Months Ended January 31,		Years Ended January 31,
	2025	2024	2025	2024
Revenue:
Subscription and Reserve rental revenue	$64.6	$65.4	$265.5	$264.9
Other revenue	11.8	10.4	40.7	33.3
Total revenue, net	76.4	75.8	306.2	298.2
Costs and expenses:
Fulfillment	20.2	20.1	82.8	86.0
Technology	8.7	11.0	35.7	49.1
Marketing	4.3	6.6	28.2	31.2
General and administrative	20.6	24.8	86.8	101.6
Rental product depreciation and revenue share	27.4	25.8	107.5	92.5
Other depreciation and amortization	2.9	3.7	12.5	14.7
Restructuring charges	—	2.0	0.2	2.0
Loss on asset impairment related to restructuring	—	1.1	—	1.1
Total costs and expenses	84.1	95.1	353.7	378.2
Operating loss	(7.7)	(19.3)	(47.5)	(80.0)
Interest income / (expense), net	(6.5)	(5.4)	(24.2)	(33.7)
Other income / (expense), net	1.0	0.4	2.1	0.7
Net loss before income tax benefit / (expense)	(13.2)	(24.3)	(69.6)	(113.0)
Income tax benefit / (expense)	(0.2)	(0.5)	(0.3)	(0.2)
Net loss	$(13.4)	$(24.8)	$(69.9)	$(113.2)
Net loss per share attributable to common stockholders, basic and diluted	$(3.44)	$(7.02)	$(18.51)	$(33.12)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,897,238	3,530,973	3,776,633	3,418,382

Rent the Runway, Inc.
Consolidated Statements of Cash Flow
(in millions)

	Years Ended January 31,
	2025	2024
OPERATING ACTIVITIES
Net loss	$(69.9)	$(113.2)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Rental product depreciation and write-offs	46.2	44.0
Write-off of rental product sold	18.4	13.1
Other depreciation and amortization	12.5	14.7
Loss from write-off of fixed assets	0.3	0.3
Loss on asset impairment related to restructuring	—	1.0
Proceeds from rental product sold	(28.1)	(23.3)
(Gain) / loss from liquidation of rental product	1.3	(1.0)
Accrual of paid-in-kind interest	—	22.5
Amortization of debt discount	27.0	11.7
Share-based compensation expense	9.7	26.2
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1.1	1.1
Operating lease right-of-use assets	1.8	(7.2)
Other assets	(1.1)	(1.2)
Accounts payable, accrued expenses and other current liabilities	(2.0)	(8.4)
Deferred revenue and customer credit liabilities	(1.0)	(1.6)
Operating lease liabilities	(3.0)	6.0
Other liabilities	(0.3)	(0.4)
Net cash (used in) provided by operating activities	12.9	(15.7)
INVESTING ACTIVITIES
Purchases of rental product	(49.2)	(77.9)
Proceeds from liquidation of rental product	5.4	4.6
Proceeds from sale of rental product	28.1	23.3
Purchases of fixed and intangible assets	(4.4)	(4.6)
Net cash (used in) provided by investing activities	(20.1)	(54.6)
FINANCING ACTIVITIES
Proceeds from short-term financing agreements	2.0	1.6
Other financing payments	(2.3)	(0.9)
Net cash (used in) provided by financing activities	(0.3)	0.7
Net (decrease) increase in cash and cash equivalents and restricted cash	(7.5)	(69.6)
Cash and cash equivalents and restricted cash at beginning of period	94.0	163.6
Cash and cash equivalents and restricted cash at end of period	$86.5	$94.0

Rent the Runway, Inc.
Consolidated Statements of Cash Flow
(in millions)

	Years Ended January 31,
	2025	2024
RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$77.4	$84.0
Restricted cash, current	4.7	5.2
Restricted cash, noncurrent	4.4	4.8
Total cash and cash equivalents and restricted cash	$86.5	$94.0

Supplemental Cash Flow Information:
Cash payments (receipts) for:
Interest paid on loans	$—	$9.6
Interest paid on financing leases	0.1	0.2
Fixed operating lease payments, net	10.9	11.1
Fixed assets and intangibles received in the prior period	0.3	0.1
Rental product received in the prior period	1.4	5.4
Non-cash financing and investing activities:
Financing lease right-of-use asset amortization	$0.5	$0.6
ROU assets obtained in exchange for lease liabilities	0.8	—
Adjustments to ROU assets or lease liabilities due to modification or other reassessment events to operating and finance leases	—	10.3
Purchases of fixed assets and intangibles not yet settled	—	0.3
Purchases of rental product not yet settled	2.7	3.3
Reconciliation of loss on asset impairment:
Accrued expense related to the loss on asset impairment	$—	$0.1

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)

The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to Adjusted EBITDA for the periods presented:

	Three Months Ended January 31,		Years Ended January 31,
	2025	2024	2025	2024
	(in millions)		(in millions)
Net loss	$(13.4)	$(24.8)	$(69.9)	$(113.2)
Interest (income) / expense, net (1)	6.5	5.4	24.2	33.7
Rental product depreciation	17.0	16.7	64.6	57.1
Other depreciation and amortization (2)	2.9	3.7	12.5	14.7
Share-based compensation (3)	2.1	5.1	9.7	26.2
Write-off of liquidated assets (4)	2.7	0.8	6.6	3.4
Non-recurring adjustments (5)	—	1.1	0.1	1.7
Non-ordinary course legal fees (6)	0.2	0.1	0.3	0.3
Restructuring charges (7)	—	2.0	0.2	2.0
Loss on asset impairment related to restructuring (8)	—	1.1	—	1.1
Income tax (benefit) / expense	0.2	0.5	0.3	0.2
Other (income) / expense, net (9)	(1.0)	(0.4)	(2.1)	(0.7)
Other (gains) / losses (10)	0.2	(0.1)	0.4	0.4
Adjusted EBITDA	$17.4	$11.2	$46.9	$26.9
Adjusted EBITDA Margin (11)	22.8%	14.8%	15.3%	9.0%

(1)Includes debt discount amortization of $7.0 million in the three months ended January 31, 2025, $6.5 million in the three months ended January 31, 2024, $27.0 million in the year ended January 31, 2025 and $11.7 million in the year ended January 31, 2024.
(2)Reflects non-rental product depreciation and capitalized software amortization.
(3)Reflects the non-cash expense for share-based compensation.
(4)Reflects the write-off of the remaining book value of liquidated rental product that had previously been held for sale.
(5)Non-recurring adjustments for the three months ended January 31, 2024 includes $1.1 million of costs primarily related to debt refinancing and related fees and the option exchange. Non-recurring adjustments for the year ended January 31, 2025 includes $0.1 million of costs related to one-time professional fees. Non-recurring adjustments for the year ended January 31, 2024 includes $1.7 million of costs primarily related to debt refinancing and related fees and the option exchange.
(6)Non-ordinary course legal fees for the years ended January 31, 2025 and January 31, 2024 include $0.3 million related to a class action lawsuit, respectively.
(7)Reflects restructuring charges primarily related to severance and related costs in connection with the January 2024 and September 2022 restructuring plans.
(8)Reflects the asset impairment charge related to the discontinuation of a software implementation project in connection with the January 2024 restructuring plan.
(9)Primarily includes the monetization of tax credits and government grants for the year ended January 31, 2025.
(10)Includes gains / losses recognized in relation to foreign exchange, operating lease terminations and the related surrender of fixed assets (see “Note 5 - Leases – Lessee Accounting” in the Notes to the Consolidated Financial Statements).
(11)Adjusted EBITDA Margin calculated as Adjusted EBITDA as a percentage of revenue.

Rent the Runway, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in millions)

The following table presents a reconciliation of net cash (used in) provided by operating activities, the most comparable GAAP financial measure, to Free Cash Flow and Free Cash Flow Margin for the periods presented:

	Three Months Ended January 31, 2025	Three Months Ended October 31, 2024	Years Ended January 31,
			2025	2024
	(in millions)		(in millions)
Net cash (used in) provided by operating activities	$1.4	$4.7	$12.9	$(15.7)
Purchases of rental product	(7.8)	(15.1)	(49.2)	(77.9)
Proceeds from liquidation of rental product	2.0	1.2	5.4	4.6
Proceeds from sale of rental product	8.0	6.5	28.1	23.3
Purchases of fixed and intangible assets	(1.5)	(0.7)	(4.4)	(4.6)
Free Cash Flow	$2.1	$(3.4)	$(7.2)	$(70.3)
Free Cash Flow Margin	2.7%	(4.5)%	(2.4)%	(23.6)%